Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
ARTICLES OF INCORPORATION
OF
VillageEDOCS

            Mason Conner and Michael Richard certify that:

            1.            They are the President and Secretary, respectively, of VillageEDOCS, a California corporation (the "Company").

            2.            The first paragraph of ARTICLE IV of the Articles of Incorporation of the Company is amended to read as follows:

IV

This Corporation is authorized to issue two classes of shares of stock.  The first class will be designated as preferred stock, the total number of shares of Preferred stock which the Corporation is authorized to issue is forty eight million (48,000,000).  The second class will be designated as common stock; the total number of shares which the Corporation is authorized to issue is four hundred million (400,000,000).

            3.            The foregoing amendment of the Articles of Incorporation has been duty approved by the Board of Directors.

            4.            The forgoing amendment has been duly approved by the required vote of the shareholders in accordance with Section 902 of the Corporations Code of the State of California. On the date the shareholders approved the foregoing amendment, the corporation had two classes of shares and the number of outstanding shares was 99,167,526 shares of common stock and 13,500,000 shares of preferred stock.  The percentage vote required was more than fifty percent (50%) of the common stock voting as a separate class and one hundred percent (100%) of the Series A Preferred Stock voting as a separate class.  The number of shares of common stock voting in favor of the amendment exceeded fifty percent (50%) of all outstanding shares of common stock.  One hundred percent (100%) of the holders of the outstanding Series A Preferred Stock voted in favor of the amendment.

            We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.

Date: January 9, 2006

 /s/ Mason Conner
Mason Conner, President

 /s/ Michael Richard
Michael Richard, Secretary